As filed with the U.S. Securities and Exchange Commission on November 16, 2022.

Registration No. 333-267407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 2
to
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Frontline Ltd.
(Exact name of registrant as specified in its charter)

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Bermuda	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Frontline Ltd.
Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, HM 08
Bermuda
+1 (441) 295 6935

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
212-574-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Keith Billotti, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
(212) 574-1200 (telephone number)
(212) 480-8421 (facsimile number)

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Approximate date of commencement of proposed sale of the securities to the public

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

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If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.	☐
Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.

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† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 2 to the Registration Statement on Form F-4 of Frontline Ltd. (“Amendment No. 2”) does not relate to our preliminary prospectus, which is not amended hereby.  As such, this Amendment No. 2 does not include a copy of our preliminary prospectus. This Amendment No. 2 is being filed solely for the purpose of revising certain Exhibits.  Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed Exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers
Section 98 of the Companies Act of 1981 of the Islands of Bermuda, as amended, or the Companies Act, permits the Bye-Laws of a Bermuda company to contain a provision eliminating personal liability of a director or officer to the company for any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust, of which the officer or person may be guilty.
Section 98 of the Companies Act grants companies the power (except in relation to an allegation of fraud or dishonesty proved against them) to indemnify directors and officers of the company if any such person was or is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director and officer of the company or was serving in a similar capacity for another entity at the company’s request.
Section 98A of the Companies Act permits a company to purchase and maintain insurance on behalf of an officer or director for any liability asserted against him or her and liability and expenses incurred in his or her capacity as a director, officer, employee or agent arising out of his or her status as such in respect of any loss arising or liability attaching to him or her by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer may be guilty in relation to the company or any subsidiary thereof.
Bye-laws number 147 through 155 of Frontline Ltd., or the Company, provide as follows:
147.
No Director, Alternate Director, Officer, member of a committee authorised under Bye-law 108, Resident Representative of the Company or their respective heirs, executors or administrators shall be liable for the acts, receipts, neglects, or defaults of any other such person or any person involved in the formation of the Company, or for any loss or expense incurred by the Company through the insufficiency or deficiency of title to any property acquired by the Company, or for the insufficiency of deficiency of any security in or upon which any of the monies of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any monies, securities, or effects shall be deposited, or for any loss occasioned by any error of judgment, omission, default, or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in relation to the execution of his duties, or supposed duties, to the Company or otherwise in relation thereto.

148.
Every Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 108, Resident Representative of the Company or their respective heirs, executors or administrators shall be indemnified and held harmless out of the funds of the Company to the fullest extent permitted by Bermuda law against all liabilities loss damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such Director, Alternate Director, Officer, committee member or Resident Representative and the indemnity contained in this Bye-Law shall extend to any person acting as such Director, Alternate Director, Officer, committee member or Resident Representative in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election.

149.
Every Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 108, Resident Representative of the Company and their respective heirs, executors or administrators shall be indemnified out of the funds of the Company against all liabilities incurred by him as such Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 108, Resident Representative in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

150.
To the extent that any Director, Alternate Director, Officer, member of a committee constituted under Bye-Law 108, Resident Representative of the Company or any of their respective heirs, executors or administrators is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

151.
The Board of Directors may arrange for the Company to be insured in respect of all or any part of its liability under the provision of these Bye-laws and may also purchase and maintain insurance for the benefit of any Directors, Alternate Directors, Officers, person or member of a committee authorised under Bye-law 108, employees or Resident Representatives of the Company in respect of any liability that may be incurred by them or any of them howsoever arising in connection with their respective duties or supposed duties to the Company. This Bye-law shall not be construed as limiting the powers of the Board of Directors to effect such other insurance on behalf of the Company as it may deem appropriate.

152.
Notwithstanding anything contained in the Principal Act, the Company may advance moneys to an Officer or Director for the costs, charges and expenses incurred by the Officer or Director in defending any civil or criminal proceedings against them on the condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

153.
Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director, Alternate Director, Officer of the Company, person or member of a committee authorised under Bye-law 108, Resident Representative of the Company or any of their respective heirs, executors or administrators on account of any action taken by any such person, or the failure of any such person to take any action in the performance of his duties, or supposed duties, to the Company or otherwise in relation thereto.

154.	The restrictions on liability, indemnities and waivers provided for in Bye-laws 147 to 153 inclusive shall not extend to any matter which would render the same void pursuant to the Companies Acts.
155.
The restrictions on liability, indemnities and waivers contained in Bye-laws 147 to 153 inclusive shall be in addition to any rights which any person concerned may otherwise be entitled by contract or as a matter of applicable Bermuda law.

Item 21.	Exhibits and Financial Statement Schedules
(a) Exhibits
A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(5) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes: that for the purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be determined to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(7) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, County of Bermuda, on November 16, 2022.

FRONTLINE LTD.

By:	/s/ Lars H. Barstad
Name:	Lars H. Barstad
Title:	Principal Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Keith Billotti, Daniel Lin and Michael Indelicato his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ John Fredriksen
John Fredriksen	Director	November 16, 2022

/s/ James O’Shaughnessy
James O’Shaughnessy	Director	November 16, 2022

/s/ Ola Lorentzon
Ola Lorentzon	Chairman and Director	November 16, 2022

/s/ Steen Jakobsen
Steen Jakobsen	Director	November 16, 2022

/s/ Ole B. Hjertaker
Ole B. Hjertaker	Director	November 16, 2022

/s/ Marios Demetriades
Marios Demetriades	Director	November 16, 2022

/s/ Lars H. Barstad
Lars H. Barstad	Principal Executive Officer	November 16, 2022

/s/ Inger M. Klemp
Inger M. Klemp	Principal Financial Officer	November 16, 2022

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, November 16, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative

EXHIBIT INDEX

Exhibit Number	Description
2.1
Combination Agreement and Plan of Merger, dated July 10, 2022, by and among Frontline Ltd. and Euronav NV, incorporated by reference to Exhibit 99.1 of the Company’s Form 6-K, filed with the SEC on July 12, 2022.*(1)

3.1
Memorandum of Association of the Company, as amended, incorporated by reference to Exhibit 1.1 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on March 21, 2014.*

3.2
Amended and Restated Bye-Laws of the Company as adopted by shareholders on September 23, 2016, incorporated by reference to Exhibit 1.2 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017.*

3.3
Certificate of Deposit of Memorandum of Share Capital, incorporated by reference to Exhibit 1.3 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, filed with the SEC on March 16, 2015.*

3.4
Certificate of Deposit of Memorandum of Reduction of Issued Share Capital, dated February 3, 2016, incorporated by reference to Exhibit 1.4 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 21, 2016.*

3.5	Form of Frontline Cyprus Amended and Restated Memorandum and Articles of Association*

3.6	Form of Discontinuation Amendment to Amended and Restated Bye-Laws of the Company*

4.1
Form of Ordinary Share Certificate, incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 21, 2016.*

5.1	Opinion of K.C. Saveriades & Co. LLC, Cyprus counsel to the Company*

8.1	Opinion of MJM Limited, Bermuda counsel to the Company, with respect to certain Bermuda tax matters*

8.2	Opinion of KPMG, with respect to certain Cyprus tax matters**

8.3	Opinion of Seward & Kissel LLP, United States counsel to the Company, with respect to certain United States tax matters*

10.1
Charter Ancillary Agreement between Frontline Ltd and Ship Finance International Limited dated January 1, 2004 incorporated by reference to Exhibit 4.6 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007.*

10.2
Addendum to Charter Ancillary Agreement between Frontline Ltd and Ship Finance International Limited dated June 15, 2004 incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017.*

10.3
Form of Performance Guarantee issued by the Company dated January 1, 2004 incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2017.*

10.4	Frontline Ltd Synthetic Share Option Scheme dated December 7, 2021 incorporated by reference to Exhibit 4.4 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021.*

10.5
Addendum No. 3 to Charter Ancillary Agreement between Frontline Ltd, Ship Finance International Limited and Frontline Shipping Ltd, dated August 21, 2007 incorporated by reference to Exhibit 4.18 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007.*

10.6
Addendum No. 7 to Charter Ancillary Agreement between Frontline Ltd., Ship Finance International Limited and Frontline Shipping Ltd., dated December 22, 2011, incorporated by reference to Exhibit 4.17 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011.*

10.7
Addendum No. 3 to Charter Ancillary Agreement between Frontline Ltd., Ship Finance International Limited and Frontline Shipping II Ltd., dated December 22, 2011, incorporated by reference to Exhibit 4.18 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011.*

10.8
Addendum No. 8 to Charter Ancillary Agreement between Frontline Ltd., Ship Finance International Limited and Frontline Shipping Ltd., dated June 5, 2015 incorporated by reference to Exhibit 4.16 of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015.*

21.1	Subsidiaries of Frontline Ltd.*

23.1	Consent of Independent Registered Public Accounting Firm*

23.2	Consent of K.C. Saveriades & Co. LLC (included in Exhibit 5.1)*

23.3	Consent of MJM Limited (included in Exhibit 8.1)*

23.4	Consent of KPMG (included in Exhibit 8.2)**

23.5	Consent of Seward & Kissel LLP (included in Exhibit 8.3)*

24.1	Power of Attorney (contained in signature page)

107	Filing Fee Table*

*	Previously filed.

**	Filed herewith.
(1) Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.